UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2020

UNITED AIRLINES HOLDINGS, INC.

UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Registrant	Title of each class	Trading Symbol	Name of each exchange on which registered
United Airlines Holdings, Inc.	Common Stock, $0.01 par value	UAL	The Nasdaq Stock Market LLC
United Airlines, Inc.	None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Loan and Guarantee Agreement

On September 28, 2020, United Airlines Holdings, Inc. (“UAL”) and United Airlines, Inc. (“United” and, together with UAL, the “Company”) entered into a Loan and Guarantee Agreement (the “Credit Agreement”), among United, as borrower, UAL, as parent and guarantor, the subsidiaries of UAL other than United party thereto from time to time, as guarantors, The United States Department of the Treasury (“Treasury”), as lender, and The Bank of New York Mellon, as administrative agent and collateral agent. The Credit Agreement provides for a term loan facility of up to $5.17 billion (the “Term Loan Facility”) pursuant to the loan program established under Section 4003(b)(1) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The loans (the "Term Loans") under the Term Loan Facility may be disbursed in up to three disbursements on or before March 26, 2021.

Treasury has advised United that it intends to allocate additional loan commitments under the CARES Act in October 2020, and that it expects that such additional allocations will increase the amount available under the Term Loan Facility to up to $7.5 billion in the aggregate (including any funded Term Loans). Such increase, and the amount thereof, are subject to final approval by Treasury and would require an amendment to the Credit Agreement.

On September 28, 2020, United borrowed the initial Term Loan under the Term Loan Facility in an amount equal to $520 million, the proceeds of which were used to pay certain transaction fees and expenses, and for working capital and other general corporate purposes of the Company. The principal amount of Term Loans borrowed by United must be repaid in a single installment on the maturity date on September 28, 2025. United may prepay all or a portion of any Term Loan from time to time, at par plus accrued and unpaid interest.

Borrowings under the Credit Agreement bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR (but not less than 0%), plus a margin of 3.00% per annum.

The obligations of United under the Credit Agreement are secured by liens on certain route authorities of United and certain related slots and gate leaseholds and other related assets. The Credit Agreement includes covenants that restrict the Company and its subsidiaries’ ability to, among other things, make investments and to pay dividends on, or to repurchase, UAL common stock. In addition, the Credit Agreement requires the Company to maintain unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities and under the Term Loan Facility aggregating not less than $2.0 billion and to maintain a minimum ratio of appraised value of collateral to outstanding obligations under the Credit Agreement of 1.60 to 1. If the Company does not meet the minimum collateral coverage ratio when required, it must either provide additional collateral to secure its obligations under the Credit Agreement or repay the Term Loans (or both) to the extent necessary to maintain compliance with the collateral coverage ratio.

The Credit Agreement contains customary events of default, including a cross payment default and cross acceleration provision to certain other material indebtedness of the Company. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become due and payable immediately. In addition, if certain change of control events occur, the Company is required to prepay any Term Loans then outstanding.

Pursuant to the Credit Agreement, United and its affiliates will be required to comply with certain provisions of the CARES Act (as expanded and modified by the Credit Agreement), including, among others, requirements to maintain certain employment levels through September 30, 2020; provisions prohibiting the payment of dividends and the repurchase of certain equity until September 30, 2026 (or such earlier date that is one year after repayment in full of the Term Loans) (the “Outside Date”); audit and reporting requirements; provisions to comply with certain continuation of service requirements until March 1, 2022; and provisions restricting the payment of certain executive compensation until the Outside Date.

Warrant Agreement (Credit Agreement)

In connection with the Credit Agreement, UAL entered into a warrant agreement (the “Credit Agreement Warrant Agreement”) with Treasury on September 28, 2020, pursuant to which UAL will issue to Treasury warrants (the “Credit Agreement Warrants”) to purchase up to approximately 16.41 million shares of UAL common stock, assuming United borrows the initial commitments under the Term Loan Facility in full. The Credit Agreement Warrants will be issued on the date of disbursement of each Term Loan in an amount corresponding to 10% of the principal amount of each such disbursement. In connection with United’s borrowing of the initial Term Loan, on September 28, 2020, UAL issued Credit Agreement Warrants to purchase up to approximately 1.65 million shares of UAL common stock.

The Credit Agreement Warrants will have a strike price of $31.50 per share (which was the closing price of UAL’s common stock on The Nasdaq Stock Market on April 9, 2020). The Credit Agreement Warrants will expire five years after issuance, and are exercisable either through net share settlement in cash or in shares of UAL common stock, at UAL’s option. If Treasury increases its loan commitments under the Term Loan Facility, then the maximum amount of common stock for which Credit Agreement Warrants could be issued would increase proportionally with such increase to the commitments.

The Credit Agreement Warrants contain customary anti-dilution provisions, registration rights and are freely transferrable. Pursuant to the terms of the Credit Agreement Warrants, Credit Agreement Warrant holders do not have any voting rights.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to each of the Credit Agreement, the Credit Agreement Warrant Agreement and the Form of Credit Agreement Warrant. The Credit Agreement Warrant Agreement, the Form of Credit Agreement Warrant and the Credit Agreement, are attached as Exhibits 4.1, 4.2, and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above is incorporated herein by reference to the extent responsive to Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information described under Item 1.01 above and under Item 8.01 below is incorporated herein by reference to the extent responsive to Item 3.02. Each of the Credit Agreement Warrants and the New PSP Warrants were or will be issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

Promissory Note

As previously reported, on April 20, 2020, pursuant to the Payroll Support Program established under the CARES Act, the Company entered into a Payroll Support Program Agreement with Treasury whereby Treasury provided the Company with total funding of approximately $5.0 billion (the “Original Funding”).

On September 30, 2020, Treasury disbursed an additional approximately $144.0 million in funding (the “Additional Funding”) to the Company pursuant to the Payroll Support Program.

In connection with the Additional Funding, UAL’s previously issued promissory note to Treasury (the “PSP Note”) was increased by approximately $43.0 million, for an aggregate total of approximately $1.5 billion. No other terms of the PSP Note were changed.

Warrants (Promissory Note)

As previously reported, UAL also entered into a warrant agreement (the “PSP Warrant Agreement”) with Treasury on April 20, 2020, pursuant to which UAL has issued to Treasury warrants to purchase up to approximately 4.6 million shares of common stock (the “Original PSP Warrants”) in connection with the Original Funding. In connection with the Additional Funding, UAL has issued to Treasury additional warrants to purchase up to 136,700 shares of common stock (the “New PSP Warrants”).

The New PSP Warrants were issued pursuant to the PSP Warrant Agreement and have the same terms and strike price as the Original PSP Warrants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Warrant Agreement, dated as of September 28, 2020, between UAL and The United States Department of the Treasury.

4.2	Form of Warrant (included in Exhibit 4.1 as Annex B thereto).

10.1*	Loan and Guarantee Agreement, among United, as borrower, UAL, as parent and guarantor, the subsidiaries of UAL other than United party thereto from time to time, as guarantors, The United States Department of the Treasury, as lender, and The Bank of New York Mellon, as administrative agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*   Pursuant to Item 601(a)(5) of Regulation S-K, schedules have been omitted and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED AIRLINES HOLDINGS, INC. UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President and Chief Financial Officer

Date: September 30, 2020